Exhibit 99.1

Legacy Reserves LP Announces Results of Consent Solicitation Related to Amendment of Senior Notes Indentures

MIDLAND, Texas, April 2, 2018 - (GLOBENEWSWIRE) – Legacy Reserves LP (“Legacy”) (NASDAQ: LGCY) announced today the results of the previously announced consent solicitations (the “Consent Solicitations”) through which Legacy and Legacy Reserves Finance Corporation (together, the “Issuers”) solicited consents (“Consents”) from holders of the Issuers’ 8% Senior Notes due 2020 (the “2020 Notes”) and 6.625% Senior Notes Due 2021 (the “2021 Notes” and, together with the 2020 Notes, the “Notes”) to amend certain terms of the indentures (each, an “Indenture” and, together, the “Indentures”) governing the Notes. Adoption of the amendments with respect to each Indenture required the consent of holders of a majority in principal amount of the Notes outstanding subject to such Indenture (the “Requisite Consents”). The Consent Solicitations were commenced in connection with the announcement of Legacy’s intent to consummate a transaction that would result in Legacy and its general partner, Legacy Reserves GP, LLC, becoming subsidiaries of a newly formed Delaware corporation, Legacy Reserves Inc. (“New Legacy”), and Legacy’s unitholders and preferred unitholders becoming common stockholders of New Legacy (such transaction referred to herein as the “Corporate Reorganization”).

The Consent Solicitations expired at 5:00 P.M., New York City time, on March 30, 2018 (the “Expiration Time”). As of the Expiration Time, the Issuers had received Consents from holders of approximately 56.32% in aggregate principal amount of the 2020 Notes and from holders of approximately 69.78% in aggregate principal amount of the 2021 Notes. Having obtained the Requisite Consents, the amendments to the Indentures were effected by way of supplemental indentures to the relevant Indentures, with certain of the amendments not to become effective until consummation of the Corporate Reorganization. As a result, revocation rights with respect to each series of Notes have been terminated. In the event that the Corporate Reorganization is not consummated on or prior to December 31, 2018 or the Company publicly announces that it is no longer pursuing the Corporate Reorganization, the amendments to the Indentures will cease to be of any force and effect.

The Issuers have retained Morrow Sodali LLC to act as solicitation, information and tabulation agent for the Consent Solicitations. Requests for documents and questions regarding the Consent Solicitations may be directed to Morrow Sodali LLC at (800) 662-5200 or by email to LGCYinfo@morrowsodali.com.

This announcement is for information purposes only and does not constitute an offer to purchase Notes, a solicitation of an offer to sell Notes or a solicitation of Consents of holders of the Notes and shall not be deemed to be an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities of the Issuers, or their respective subsidiaries or affiliates.

About Legacy Reserves LP

Legacy Reserves LP is a master limited partnership headquartered in Midland, Texas focused on the development of oil and natural gas properties primarily located in the Permian Basin, East Texas, Rocky Mountain and Mid-Continent regions of the United States. Additional information is available at www.LegacyLP.com.

Additional Information and Where to Find It

In connection with the proposed corporate reorganization between the Partnership and New Legacy (the “Transaction”), New Legacy will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of Legacy and a prospectus of New Legacy (the “proxy statement/prospectus”) which Legacy plans to mail to its unitholders to solicit approval for the merger.

INVESTORS AND UNITHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LEGACY AND NEW LEGACY, AS WELL AS THE TRANSACTION AND RELATED MATTERS.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

A free copy of the proxy statement/prospectus and other filings containing information about Legacy and New Legacy may be obtained at the SEC’s Internet site at www.sec.gov. In addition, the documents filed with the SEC by Legacy and New Legacy may be obtained free of charge by directing such request to: Legacy Reserves LP, Attention: Investor Relations, at 303 W. Wall, Suite 1800, Midland, Texas 79701 or emailing IR@legacylp.com or calling 855-534-5200. These documents may also be obtained for free from Legacy’s investor relations website at https://www.legacylp.com/investor-relations.

Legacy and its general partner’s directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from Legacy’s unitholders in respect of the Transaction that will be described in the proxy statement/prospectus. Information regarding the directors and executive officers of Legacy’s general partner is contained in Legacy’s public filings with the SEC, including its definitive proxy statement on Form DEF 14A filed with the SEC on April 10, 2017 and its Current Report on Form 8-K filed with the SEC on February 21, 2018.

A more complete description will be available in the registration statement and the proxy statement/prospectus.

Cautionary Statement Relevant to Forward-Looking Information

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the expected benefits of the Transaction to Legacy and its limited partners, the anticipated completion of the Transaction or the timing thereof, the expected future growth, dividends, distributions of the reorganized company, and plans and objectives of management for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Legacy expects, believes or anticipates will or may occur in the future, are forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimated,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the control of Legacy, which could cause results to differ materially from those expected by management of Legacy. Such risks and uncertainties include, but are not limited to, realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results; and the factors set forth under the heading “Risk Factors” in Legacy’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Legacy Reserves LP
Dan Westcott
President and Chief Financial Officer
432-689-5200